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                                                                    EXHIBIT 99.1
[GENCORP LOGO]

NEWS RELEASE


INVESTOR CONTACTS:         YASMIN SEYAL
                           SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                           GENCORP INC.
                           916-351-8585

PRESS CONTACTS:            LINDA BEECH CUTLER
                           VICE PRESIDENT, CORPORATE COMMUNICATIONS
                           GENCORP INC.
                           916-351-8650

FOR IMMEDIATE RELEASE

               GENCORP REPORTS FAVORABLE 2ND QUARTER 2002 EARNINGS

SACRAMENTO, CA - June 25, 2002 - GenCorp Inc. (NYSE:GY) today announced second quarter earnings per diluted share of $0.23 excluding unusual items. GenCorp reported segment operating profit of $21 million for the second quarter of 2002 as compared to $14 million for the second quarter of 2001.

         Earnings per diluted share were $0.14 for the second quarter of 2002 compared to $0.12 for the second quarter of 2001. Results for the second quarter of 2002 include a pre-tax $6 million unusual expense related to a purchase price adjustment for Aerojet's Electronic and Information Systems (EIS) business, sold to Northrop Grumman in October 2001. In May 2002, GenCorp entered into an agreement with Northrop Grumman resolving a purchase price dispute with payment of $6 million in two installments. Results for the second quarter of 2001 included a pre-tax $19 million restructuring charge related to the GDX Automotive segment.

         "I am pleased with the Company's results this quarter, especially the ongoing performance improvements at GDX Automotive and Aerojet Fine Chemicals," said Bob Wolfe, Chairman and CEO. "Our Aerospace and Defense segment also posted good results and is positioned for consistent performance given its backlog and contract strength," he added.

         In addition to financial results, the Company also announced a number of strategic environmental, legal and personnel developments during the quarter, including:

         - Successful placement of $150 million of convertible subordinated notes;

         - Final approval from the United States District Court to remove approximately 2,600 acres of land from the Sacramento Superfund site designation, enhancing the value of this asset for shareholders;

         - Settlement of outstanding environmental claims and a comprehensive agreement to restore the groundwater at the site known as the Baldwin Park Operable Unit (BPOU) in Southern California;

         - The promotion of Terry Hall, currently Chief Operating Officer, to President and CEO of GenCorp effective July 1, 2002, and Yasmin Seyal to Chief Financial Officer effective May 16, 2002; and

         - The announcement that Michael Bryant will be assuming the Presidency of GDX Automotive.

GDX AUTOMOTIVE

         Segment operating profit for second quarter 2002 was $14 million compared to $11 million for second quarter 2001, an improvement of $3 million or 27% from the prior year. Operating margins for the quarter increased to 6.7% compared to 4.8% for second quarter 2001. Increase in segment operating profit reflects improved plant productivity driven by cost and personnel reductions. Net sales for the Company's GDX Automotive segment decreased 8% to $209 million for second quarter 2002 versus $227 million for second quarter 2001. The decrease was due primarily to lower volumes in the segment's North American business. The automotive market has begun to show signs of improvement, particularly in North American market segments currently supplied by GDX Automotive.

AEROSPACE AND DEFENSE

         Aerojet's net sales for the quarter decreased to $84 million as compared to $180 million for the comparable period in 2001, primarily attributable to the divestiture of Aerojet's EIS business in October 2001. Excluding EIS results, sales increased $18 million mainly due to the delivery of a NASA X-38 De-Orbit Propulsion Stage. Aerojet's operating profit for the quarter was $14 million versus $29 million for second quarter 2001. Excluding results of EIS operations from the prior year and a decrease in pension income, segment operating profit increased slightly from the same quarter in 2001.

         Significant contract awards during the quarter included: negotiation of a $71 million contract with Raytheon for 30 Divert and Attitude Control Systems with deliveries through 2005; exercise of an option by Boeing to produce six additional Delta engine systems with a total value of approximately $23 million; receipt of a new contract from the Air Force Propulsion Lab to develop technologies for an Advanced Lightweight Chamber and Nozzle applicable to hydrogen and hydrocarbon booster engines valued at $10 million including options; and an award of a $12 million contract from Raytheon related to a Solid Divert Attitude Control System.

         During the quarter Aerojet participated in the successful mission by an Exoatmospheric Kill Vehicle using Aerojet's Divert and Attitude Control System, and launch of a former Minuteman II second-stage motor produced by Aerojet to successfully boost a target vehicle supporting the Patriot Advanced Capability 3 (PAC-3) missile interceptor mission. Contract and funded backlog totaled $550 million and $350 million respectively at May 31, 2002.

FINE CHEMICALS SEGMENT

         Revenues for Aerojet Fine Chemicals (AFC) increased to $10 million in the second quarter of 2002 compared to $3 million in the second quarter of 2001, reflecting increased production levels. AFC reported a loss of $1 million as compared to a loss of $5 million in the second quarter of 2001. This segment continues to make progress toward profitability by increasing productivity and controlling costs. Contract backlog totaled $57 million at May 31, 2002, an increase of $21 million over the previous quarter. The Company currently is forecasting that AFC will be profitable for the remainder of fiscal year 2002.

OTHER INFORMATION AND UNUSUAL ITEMS

         Results for the second quarter 2002 include a pretax $6 million purchase price adjustment related to the divestiture of Aerojet's EIS business and the write-off of bank fees associated with termination of a term loan. Results for the second quarter of 2001 included a pre-tax $19 million restructuring charge for the GDX Automotive segment and a pre-tax $2 million charge related to the portion of tax refunds repayable to the Company's defense customers.

         Interest expense decreased to $4 million in the second quarter 2002 compared to $9 million in the comparable quarter of 2001. This substantial improvement reflects a lower outstanding debt level due primarily to repayment of debt with EIS sales proceeds. As of May 31, 2002, GenCorp's debt totaled $271 million versus $246 million as of February 28, 2002. The increase in debt from the first quarter of 2002 was due primarily to working capital requirements for Aerojet's Atlas V Solid Rocket Motor contract.

         Net pension income was $6 million after tax for the quarter.

SUBSEQUENT EVENTS

         On June 21, 2002 the Company filed a universal shelf registration with the Securities and Exchange Commission relating to the possible future issuance of up to $300 million of securities. The filing of the registration statement allows the Company flexibility as to the types of securities it may choose to sell, and will enable the Company to react quickly to market opportunities as they arise.

CURRENT OUTLOOK

         For the third quarter of 2002, the Company is forecasting earnings per share in the range of $0.14 to $0.16. Excluding any unusual items, the Company currently expects earnings per share for fiscal year 2002 to be in the range of $0.90 to $1.00.

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         Although the Company's forecasts are subject to numerous variables and uncertainties, at this time, the main risks in achieving the forecasted results are: (i) the timing of potential real estate transactions; (ii) the ability of Aerojet to, on a timely basis, complete qualification of the Atlas V Solid Rocket Motor and transition to production; and (iii) the ability of Aerojet Fine Chemicals to achieve targeted product delivery levels.

FORWARD LOOKING STATEMENTS

         This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

         Some of these factors include, but are not limited to, the following: general economic conditions and trends affecting the Company's markets and product offerings; changes in the short-term and long-term plans of major customers and potential customers; governmental and regulatory policies, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs; an unexpected adverse result or required cash outlay in the toxic tort or other environmental or other litigation, proceeding or investigation pending against the Company; the reaction of our employees, shareholders, customers and lenders to the restatement of certain of our financials statements including any litigation arising from the restatement; the Company's ability to secure additional financing as needed; the Company's acquisition, disposition and joint venture activities; vehicle sales and production rates of major automotive programs in the U.S. and abroad, particularly vehicles for which the Company supplies components; Department of Defense, NASA and other funding for aerospace and defense programs for which the Company is a supplier or competes for new business; future funding for commercial launch vehicles and propulsion systems; the ability of the Company to achieve the anticipated savings from ongoing restructuring and other financial management programs; restrictions on the Company's operating activities imposed from time to time by the agreements relating to the indebtedness; the ability of the Company to successfully complete the entitlement process and related pre-development activities for its real estate in Northern California; the market for the Company's real estate in Northern California; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations, particularly in the GDX Automotive segment which delivers a significant amount of sales overseas; the ability of the Company to satisfy contract performance criteria; the ability of the Company to maintain a high level of product performance, particularly related to the continued success of the Company's propulsion systems for launch vehicle platforms; the Company's mix of fixed price and cost-plus contracts; an unexpected adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting the Company's right to utilize technology, particularly in the Fine Chemicals segment; intensified competition; pricing pressures from the Company's major customers, particularly in the GDX Automotive segment; potential liabilities which could arise from any release or explosion of dangerous materials; work stoppages at a Company facility or in the facility of one of the Company's significant customers; and cost escalation and availability of power in Northern California.

         These factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2001 and its other filings with the Securities and Exchange Commission. Additional risks may be described from time to time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.


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BUSINESS SEGMENT INFORMATION
GenCorp Inc.

                                                            Three Months Ended                 SIX MONTHS ENDED
-------------------------------------------------------------------------------------------------------------------------
                                                          MAY 31,          May 31,          MAY 31,          May 31,
(Dollars in millions,                                      2002             2001             2002             2001
    except per-share data)                                      (UNAUDITED)                       (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------
NET SALES
GDX Automotive                                            $   209           $   227         $   399           $   408
Aerospace and Defense                                          84               180             138               350
Fine Chemicals                                                 10                 3              15                 5
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                                                          $   303           $   410         $   552           $   763
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INCOME FROM OPERATIONS
GDX Automotive                                            $    14           $    11         $    20           $     4
Aerospace and Defense                                          14                29              30                56
Fine Chemicals                                                 (1)               (5)             (4)               (9)
Restructuring Charge                                            -               (19)              -               (19)
Unusual items                                                  (6)               (2)             (6)               (9)
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SEGMENT OPERATING PROFIT                                       21                14              40                23
Interest expense                                               (4)               (9)             (7)              (18)
Corporate, other expenses and foreign exchange
   gains & losses                                              (6)               (3)            (15)                4
Unusual items                                                  (1)                -              (3)                1
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             INCOME BEFORE INCOME TAXES                        10                 2              15                10
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Income tax (provision) benefit                                 (4)                3              (6)                9
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $     6           $     5         $     9           $    19
=========================================================================================================================

BASIC EARNINGS PER COMMON SHARE:                          $  0.14           $  0.12         $  0.21           $  0.45

DILUTED EARNINGS PER COMMON SHARE:                        $  0.14           $  0.12         $  0.21           $  0.44

SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):

Basic                                                      42,795            42,147          42,723            42,070
Diluted*                                                   43,327            42,565          43,166            42,437

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Capital expenditures                                      $     8           $    10         $    14           $    16
Depreciation and amortization                             $    16           $    20         $    30           $    37
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* Excludes convertible notes that are anti-dilutive


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CONDENSED CONSOLIDATED BALANCE SHEET
GenCorp Inc.
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                                                                             MAY 31,        November 30,
(Dollars in millions)                                                          2002             2001
                                                                           (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                ASSETS
Cash and equivalents                                                         $    36            $    44
Accounts receivable                                                              160                189
Inventories, net                                                                 170                167
Current deferred income tax                                                        -                 14
Prepaid expenses and other                                                         7                  4
-----------------------------------------------------------------------------------------------------------
                         TOTAL CURRENT ASSETS                                    373                418
Recoverable from U.S. government and other third parties for
   environmental remediation                                                     119                138
Deferred income taxes                                                              -                  6
Prepaid pension asset                                                            313                287
Goodwill, net                                                                     81                 65
Property, plant and equipment, net                                               444                454
Other noncurrent assets, net                                                      73                 96
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                                                                             $ 1,403            $ 1,464
===========================================================================================================
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt                  $    24            $    17
Accounts payable                                                                  80                 83
Income taxes payable                                                               2                 29
Other current liabilities                                                        282                336
-----------------------------------------------------------------------------------------------------------
                       TOTAL CURRENT LIABILITIES                                 388                465

Long-term debt, net of current portion                                           247                197
Postretirement benefits other than pensions                                      183                194
Reserves for environmental remediation                                           218                244
Deferred income taxes                                                              5                  -
Other noncurrent liabilities                                                      33                 54
Total shareholders' equity                                                       329                310
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                                                                             $ 1,403            $ 1,464
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